Exhibit 99.1

Tenneco Completes Consent Solicitation and Indenture Amendments for 7 3⁄4% Senior Notes Due 2018

Lake Forest, Illinois, December 5, 2014 — Tenneco Inc. (NYSE: TEN) announced today that it has received the requisite tenders and consents from holders of its outstanding $225 million 7 3⁄4% Senior Notes due 2018 (the “2018 Notes”) to amend the indenture governing such notes. Tenneco also completed its previously announced public offering of $225 million 5 3⁄8% Senior Notes due 2024, the proceeds of which will be used to purchase the 2018 notes.

On November 20, 2014, Tenneco commenced a cash tender offer for any and all of the 2018 Notes and a solicitation of consents to certain proposed amendments to the indenture governing the 2018 Notes. The deadline for tendering 2018 Notes to be eligible to receive a consent payment in connection with the consent solicitation was 5:00 p.m., New York City time, on December 4, 2014. Tenders may no longer be withdrawn and consents may no longer be revoked. As of the consent payment deadline, Tenneco had received tenders and consents representing $180,755,000 in aggregate principal amount of the outstanding 2018 Notes. The consents received exceeded the minimum needed to amend the indenture governing the 2018 Notes. Accordingly, Tenneco, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, have executed a supplemental indenture that eliminates substantially all of the restrictive covenants and certain event of default provisions in the indenture governing the 2018 Notes and reduces the minimum notice period required to effect a call for redemption from 30 to 5 days.

Tenneco will make a cash payment of $1,043.50 per $1,000 principal amount, which includes a consent payment of $30.00 per $1,000 principal amount, plus accrued and unpaid interest, to the holders of 2018 Notes who tendered prior to the consent payment deadline. The initial settlement is expected to occur today.

The tender offer is scheduled to expire at 12:01 a.m., New York City time, on December 19, 2014. Remaining holders who validly tender their 2018 Notes after the consent payment deadline and before the expiration of the tender offer will not be entitled to the consent payment but will be eligible to receive $1,013.50 per $1,000 principal amount of 2018 Notes, plus accrued and unpaid interest. Tenneco intends to call for redemption any 2018 Notes not purchased in the tender offer. The redemption date for any 2018 Notes not purchased in the tender offer is expected to be December 22, 2014.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated November 20, 2014, copies of which may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the tender offer, at (866) 470-4500 (US toll-free) or (212) 430-3774 (collect).

Tenneco has engaged Wells Fargo Securities, LLC to act as the exclusive dealer manager and solicitation agent in connection with the tender offer. Questions regarding the terms of the tender offer may be directed to Wells Fargo Securities, LLC, at (866) 309-6319 (US toll-free) or (704) 410-4760 (collect).

This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any securities. The tender offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 20, 2014.

Tenneco is an $8 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 26,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

The disclosures herein include statements that are “forward looking” within the meaning of federal securities law concerning Tenneco’s tender offer and consent solicitation. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Contacts:

Linae Golla	Bill Dawson
Investor inquiries	Media inquiries
847 482-5162	847 482-5807